Exhibit 99.1

NEWS RELEASE
Contact: Beci Brenton Beci.brenton@hii-co.com (202) 264-7143

PHOTO RELEASE—Philip M. Bilden Joins

Huntington Ingalls Industries’ Board of Directors

NEWPORT NEWS, Va. (Nov. 13, 2017)—Huntington Ingalls Industries (NYSE:HII) announced today that Philip M. Bilden has been elected to its Board of Directors, effective Nov. 7.

Bilden retired last year as a co-founding member of the private equity firm HarbourVest Partners, a leading global private equity investment management firm with institutional assets under management in excess of $42 billion. He began his career in Boston in 1991 and relocated to Hong Kong in 1996 to establish the firm’s Asian subsidiary. Bilden was responsible for the firm’s investment strategy and execution, capital-raising, and client service activities throughout the Asia Pacific region, managing personnel and partnerships in multiple countries and cultures. Throughout his 25-year tenure at HarbourVest Partners, Bilden served in senior leadership roles in the firm’s global management, including the firm’s six-person executive committee responsible for governance.

“We are very pleased to welcome Philip to the Board of HII,” said Chairman of the Board Thomas B. Fargo. “Philip brings a wide range of skills to the HII Board. His vast investment and diverse business background are combined with a keen knowledge of Asia-Pacific markets. Along with his experience and concentration in areas of intelligence and cyber, he will further our efforts to create value for our shareholders and customers. I am delighted to welcome him to an excellent group of directors and look forward to his contributions.”

A photo of Bilden is available at:

http://newsroom.huntingtoningalls.com/file?fid=5a09a4182cfac206564eedd0.

Bilden served on the advisory boards of several international private equity partnerships, including funds managed by Archer Capital (Australia), Bain Capital Asia, Brait Capital Partners (South Africa), Castle Harlan Australian Mezzanine Partners (CHAMP), KKR Asia, Latin American Enterprise Fund, Olympus Capital (Asia), Pacific Equity Partners (Australia), TPG Asia and Unitas Capital (Asia). He served as inaugural chairman of the Emerging Markets Private Equity Association from 2011-2012 and presently serves on the advisory board of Contrast Capital Management, LLC.

Bilden also serves on the Chief of Naval Operations Executive Panel; the Asia Pacific Advisory Board and the Dean’s Board of Advisors of Harvard Business School; the Board of Visitors of Georgetown University’s School of Foreign Service; the Board of Directors of the United States Naval Academy Foundation; and the Board of Trustees and executive committee as vice chairman of the Naval War College Foundation. He also serves as the inaugural chairman of the Center for Cyber Conflict Studies Task Force at the Naval War College Foundation.

Huntington Ingalls Industries

4101 Washington Ave. ● Newport News, VA 23607

http://newsroom.huntingtoningalls.com

A 1986 graduate of Georgetown University, Bilden holds a Bachelor of Science degree in foreign service (magna cum laude). He is a Distinguished Military Graduate of Georgetown’s Army Reserve Officer Training Corps and served in the U.S. Army Reserve as a military intelligence officer from 1986-1996. He received an MBA from Harvard Business School in 1991.

Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of professional services to partners in government and industry. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. HII’s Technical Solutions division provides a wide range of professional services through its Fleet Support, Integrated Missions Solutions, Nuclear & Environmental, and Oil & Gas groups. Headquartered in Newport News, Virginia, HII employs nearly 37,000 people operating both domestically and internationally. For more information, visit:

•	HII on the web: www.huntingtoningalls.com

•	HII on Facebook: www.facebook.com/HuntingtonIngallsIndustries

•	HII on Twitter: twitter.com/hiindustries

Huntington Ingalls Industries

4101 Washington Ave. ● Newport News, VA 23607

www.huntingtoningalls.com/media